UNANIMOUS CONSENT OF THE

BOARD OF DIRECTORS OF

AUTOSTRADA MOTORS, INC.

The undersigned, being all of the duly elected and incumbent directors of Autostrada Motors, Inc., a Utah corporation (the “Company”), acting pursuant to Section 16-10a-821 of the Utah Revised Business Corporation Act, do hereby unanimously consent to and adopt the following resolutions, effective as of the latest date hereof:

RESOLVED, that the Company effect a forward split, by dividend, of its outstanding common stock on the basis of eight for one, with all fractional shares to be rounded up to the nearest whole share, and such dividend to be subject to a mandatory exchange of certificates;

FURTHER, RESOLVED, that the forward split is to have a record date of May 3, 2006, and is to be effective as of May 15, 2006;

FURTHER, RESOLVED, that Leonard W. Burningham, Esq., counsel for the Company, obtain a new Cusip number and a new symbol from the National Association of Securities Dealers, Inc. to reflect the dividend.

Date:	05/03/06	By:	/s/Douglas W. Fry
Douglas W. Fry, President and Director

Date:	05/03/06	By:	/s/Stephen R. Fry
Stephen R. Fry, Vice President and Director

Date:	05/03/06	By:	/s/Travis T. Jenson
Travis T. Jenson, Secretary, Treasurer, CFO and Director